UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CREATIVE REALITIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CREATIVE REALITIES, INC.

13100 Magisterial Drive, Suite 100
Louisville, KY 40223

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 7, 2020

TO THE SHAREHOLDERS OF CREATIVE REALITIES, INC.:

Please take notice that an annual meeting of shareholders of Creative Realities, Inc. will be held, pursuant to due call by the Board of Directors, on Thursday, May 7, 2020, at 9:00 A.M. (Eastern Daylight Time) at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

1.	To elect five members of the Board of Directors of the Company to hold office until the next annual meeting or until their successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Pursuant to due action of the Board of Directors, shareholders of record on March 17, 2020 will be entitled to vote at the meeting or any adjournments thereof.

The proxy statement for the annual meeting, which is included with this Notice, is also available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement on the Internet, visit www.creativerealities.com.

By order of the Board of Directors:

/s/ Rick Mills
Chief Executive Officer and Director

Approximate date of mailing of proxy materials: March 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the annual meeting to be held on May 7, 2020: The proxy statement for the annual meeting is available at www.edocumentview.com/CREX.

i

PROXY STATEMENT
OF
CREATIVE REALITIES, INC.

For an Annual Meeting of Shareholders
to be held on May 7, 2020

This proxy statement is being furnished by Creative Realities, Inc., a Minnesota corporation, in connection with the solicitation by the Company of proxies for the purposes described in this proxy statement at an annual meeting of shareholders to be held on Thursday, May 7, 2020, and at any and all adjournments or postponements thereof. This proxy statement and the accompanying proxy card are expected to be mailed to Company shareholders on or about March 27, 2020. Throughout this proxy statement, the terms “the Company,” “Creative Realities,” “we,” “our,” and “us” refer to Creative Realities, Inc.

The annual meeting will be held at the offices of the Company located at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223 on Thursday, May 7, 2020, at 9 a.m. Eastern Daylight Time. The Board of Directors has fixed the close of business on March 17, 2020 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting.

Purpose of the Annual Meeting

The Board of Directors has called an annual meeting in conformity with Minnesota Statutes, Section 302A.431, and the requirements of the Company’s amended and restated corporate bylaws. The purpose of the annual meeting is to consider and vote on whether to:

1.	to elect five members of the Board of Directors of the Company to hold office until the next annual meeting or until their successors are duly elected and qualified; and

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Voting

The presence, in person or by proxy, of the holders of a majority of the total number of outstanding shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting who will determine whether a quorum is present. Assuming that a quorum is present, the votes to approve the matters coming before the meeting are as follows.

●	For Proposal 1, the election of directors, who are elected by a plurality, the nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

●	To be approved, Proposal 2 (ratification of approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm) must receive a “For” vote from the majority of all shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

Under applicable Nasdaq rules relating to the discretionary voting of proxies by brokers, brokers are not permitted to vote shares with respect to certain matters, including the election of directors, without instructions from the beneficial owner. However, brokers are permitted to vote shares held in brokerage accounts with respect to the approval of the independent registered public accounting firm, even if they do not receive instructions from the beneficial owner. Therefore, street name holders of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with Proposal 1 and will be considered to be broker non-votes as described above. Such shares will not be considered as present and entitled to vote with respect to those matters.

Questions and Answers

Why am I receiving this proxy statement?

This proxy statement contains information relating to the solicitation of proxies for use at our annual meeting to be held at 9 a.m., Eastern Daylight Time, on May 7, 2020, at our offices located at 13050 Magisterial Drive, Suite 102, Louisville, Kentucky 40223, for the purpose stated in the Notice of Annual Meeting of Shareholders. We, the Company, are making this solicitation.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 17, 2020, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting.

What are the voting rights of shareholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on the matter to be voted upon. Each share of our voting preferred stock outstanding on the record date entitles its holder to cast that number of votes equal to the number of shares of common stock into which the preferred stock is convertible as of the record date.

Who can attend the annual meeting?

Only holders of our common stock at the close of business on March 17, 2020, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. Cameras, recording devices, and other electronic devices will not be permitted at the annual meeting. If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring either a copy of the brokerage statement reflecting your stock ownership as of the record date or a legal proxy from your bank or broker.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of a majority of the voting power of the shares of common stock outstanding at the close of business on March 17, 2020, will constitute a quorum permitting our shareholders to conduct business at the annual meeting. We will include abstentions in the number of shares of common stock present at the annual meeting for purposes of determining a quorum. As of the record date, there were 9,794,971 shares of common stock outstanding.

How do I vote my shares of common stock that are held by my bank, broker or other nominee?

If you hold any or all of your shares of common stock through a bank, broker or other nominee, you should follow the voting instructions provided to you by the bank, broker or nominee. Specific voting procedures relating to your shares of common stock held through a bank, broker or other nominee will depend on their particular voting arrangements and procedures.

How do I vote?

If you are a holder of record of our common stock, then you or your duly authorized agent may vote by completing and returning the accompanying proxy card, or you may attend the annual meeting and vote in person. For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your votes for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to our Chief Financial Officer, Mr. Will Logan, at 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223, a notice of revocation or a duly executed proxy (bearing a later date) on or prior to the close of business on May 6, 2020. You may also revoke a previously granted proxy by attending the annual meeting and voting in person.

How are votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted AS DIRECTED BY YOU. If you return a proxy card but do not indicate how your shares are to be voted, your proxy card will be voted FOR both proposals at the annual meeting.

How does the Board of Directors recommend that shareholders vote on the proposed amendment?

Our Board of Directors recommends a vote “FOR” each of the proposals.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. Presently, we do not anticipate that we will solicit proxies by any means other than mail. We expect that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals and that we will reimburse such persons’ out-of-pocket expenses.

How can I determine the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting, if available. Preliminary results, if necessary, and final results will be reported on a Form 8-K filed with the SEC within four days of the date of the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Are proxy materials available on the Internet?

To view this proxy statement on the Internet, please follow the instructions for Internet voting on the accompanying proxy card or visit www.edocumentview.com/CREX.

Are there dissenters’ or appraisal rights?

No. None of the proposals to be considered and voted upon at the annual meeting entitle our holders of common stock to any dissenters’ or appraisal rights.

Whom should I contact if I have any questions?

If you have any questions about the annual meeting, the proxy materials or your ownership of our common stock, please contact Will Logan, our Chief Financial Officer, at (502) 791-8800.

When are shareholder proposals due for the 2021 annual meeting?

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2020 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received by the Company at its principal address at 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223, to the attention of Will Logan, Chief Financial Officer, no later than March 27, 2020. All proposals must conform to the rules and regulations of the SEC. Under SEC rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the 2021 annual meeting of shareholders after January 7, 2021, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

Our amended and restated bylaws provide that for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders, the shareholder must generally notify us in writing at our principal address not later than 90 days in advance of such meeting. A copy of our amended and restated bylaws may be obtained from Will Logan, Chief Financial Officer, by written request to our principal address.

PROPOSAL 1:
ELECTION OF DIRECTORS

Nominees

Five persons have been nominated for election as directors at the annual meeting, all of whom currently serve as directors. Our directors are elected annually, by a plurality of the votes cast, to serve until the next annual meeting of shareholders and until their respective successors are elected and duly qualified. There are no familial relationships between any director or officer.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting shall be elected to the Board of Directors. Set forth below is certain information concerning the nominees for the Board of Directors. The Board of Directors recommends that shareholders vote “FOR” the nominees listed below.

Name	Age	Positions
Dennis McGill	71	Director (Chairman)
David Bell	76	Director
Donald A. Harris	67	Director
Richard Mills	64	Chief Executive Officer and Director
Stephen Nesbit	68	Director

The biographies of the above-identified individuals are set forth below:

Dennis McGill joined our Board of Directors in November 2019. Over the course of a forty-five-year career, Mr. McGill has served as a director, Chief Executive Officer or Chief Financial Officer of various public and private companies. From June 2015 to October 2017, Mr. McGill served as the President and CEO of ReCommunity Holdings II, Inc., the largest independent recycling processing company in the US, processing over 1.8 million tons of material annually and employing a team of 1,600 members. Mr. McGill served on the Board of Directors for Lighting Science Group Corp. (“LSGC”) from March 2015 to July 2017 while the company was publicly traded. Mr. McGill also served as the LSGC’s Interim Chief Operating Officer from June 2014 to September 2014 and as LSGC’s Interim Chief Financial Officer from July 2014 to December 2014. Mr. McGill joined Pegasus Capital as an operating advisor in December 2014 and remains in that capacity today. Since June 2014, Mr. McGill has also served on the board of directors of DGSE Companies, Inc., a company listed on the NYSE MKT that buys and sells jewelry, diamonds, fine watches, rare coins and currency (“DGSE”). Mr. McGill previously served on the board of directors of DGSE, ReCommunity Holdings, LP and Fiber Composites, LLC and served as the chairman of DGSE’s audit committee. From February 2013 to October 2013, Mr. McGill served as executive vice president and Chief Financial Officer of Heartland Automotive Services, Inc., where he actively participated with the senior management team to develop and roll-out a new business model. From September 2010 to February 2013, Mr. McGill served as executive vice president and Chief Financial Officer of Blockbuster LLC and was responsible for directing and managing various aspects of the Chapter 11 process. From March 2005 to July 2010, Mr. McGill served as executive vice president and Chief Financial Officer of Safety-Kleen Systems, Inc., during which time he led the company’s merger and acquisition efforts and grew the company from $0 to $160 million in EBITDA during his tenure. Mr. McGill holds a Bachelor of Science degree in Finance and Accounting and Master of Business Administration degree from the University of California, Berkeley and is a Certified Public Accountant in the state of California.

David Bell joined our Board of Directors in August 2014 in connection with our acquisition of Creative Realities, LLC. Mr. Bell brings over 40 years of advertising and marketing industry experience to the board, including serving as CEO of three of the largest companies in the industry–Bozell Worldwide, True North Communications and The Interpublic Group of Companies, Inc. Since 2007, Mr. Bell has led Slipstream Communications, LLC which is an international company providing strategic branding, digital marketing, and public relations services and served as a Senior Advisor to Google Inc. from 2006 to 2009. Mr. Bell previously served as an Operating Advisor at Pegasus Capital Advisors. He is currently a Senior Advisor to AOL and has also served on the boards of multiple publicly traded companies, including Lighting Science Group Corporation and Point Blank Solutions, Inc., and Primedia, Inc., and served as President and CEO of The Interpublic Group of Companies Inc. from 2003 to 2005. Mr. Bell served as an independent director on the Board of Directors of Time, Inc. from June 2014 to January 2018.

Donald A. Harris was appointed to our Board of Directors in August 2014 in connection with our acquisition of Broadcast International, Inc. He has been President of 1162 Management, and the General Partner of 5 Star Partnership, a private equity firm, since June 2006. Mr. Harris has been President and Chief Executive Officer of UbiquiTel Inc., a telecommunications company organized by Mr. Harris and other investors, since its inception in September 1999 and also its Chairman since May 2000. Mr. Harris served as the President of Comcast Cellular Communications Inc. from March 1992 to March 1997. Mr. Harris received a Bachelor of Science degree from the United States Military Academy and an MBA from Columbia University. Mr. Harris’s experience in the telecommunications industry and his association with private equity funding is valuable to the Company.

Richard Mills is currently our Chief Executive Officer and a member of our Board of Directors. Mr. Mills possesses over 32 years of industry experience. He was previously Chief Executive Officer of ConeXus World Global, a leading digital media services company, which he founded in 2010, and which was acquired by Creative Realities as reported herein. Prior to founding ConeXus, Mr. Mills was President and Director at Beacon Enterprise Solutions Group, Inc., a public telecom and technology infrastructure services provider. Previous to that, he joined publicly traded Pomeroy Computer Resources, Inc. in 1993 and served as Chief Operating Officer and a member of the Board of Directors from 1995 until 1999. Mr. Mills helped grow sales at Pomeroy during his time there from $100million to $700million. Mr. Mills was also a founder of Strategic Communications LLC.

Stephen Nesbit has been in the digital signage and digital advertising industry for over 20 years. He is currently the Managing Director of Prestonwood Trail Holdings LLC and has provided advisory services for companies in the Digital Signage and Digital Media Industry for the past 10 years. He has directed and advised projects in North America, Europe, Asia proper, Southeast Asia, the Middle East, Australia and Africa. Prior to founding Prestonwood Trail, Mr. Nesbit was the President/COO at Reflect Systems, a prominent software and services company in the Digital Signage business. He joined Reflect after serving as President/COO of MarketForward, the Global Digital Media Division owned by the Publicis Groupe S.A. in Paris France. Mr. Nesbit began his career in Digital Signage as the EVP Global Operations & GM International Business for Next Generation Network. NGN was one of the first Digital Place Based Advertising companies in the industry before its sale to Anschutz Investments where the company changed its name to National Cinemedia (NASDAQ: NCMI). He began his career at IBM in the Data Processing Division holding various field and HQ management positions. Mr. Nesbit also held management and executive positions at Wang Labs and BBN Communications Inc., the communications company that was the original architect of the Internet. Mr. Nesbit holds an undergraduate degree from the University of Notre Dame and earned an MBA from the Indiana University Kelly Graduate School of Business.

Under our corporate bylaws, all of our directors serve for indefinite terms expiring upon the next annual meeting of our shareholders.

When considering whether directors and nominees have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the industry and transactional experience, in addition to any unique skills or attributes associated with a director. With regard to Mr. McGill, the Board of Directors considered his background and experience with running and accelerating growth at public companies. With regard to Mr. Bell, the Board considered his deep experience within the advertising and marketing industries and his prior management of large enterprises. With regard to Mr. Mills, the Board of Directors considered his extensive background and experience in the industry. With regard to Mr. Harris, the Board of Directors considered his extensive experience in the telecommunications industry and association with private equity investors. Finally, with regard to Mr. Nesbit, the Board of Directors considered his extensive experience in the digital signage industry, having run several companies in the industry and acted as a consultant broadly for digital signage companies over the past twenty years.

The Board of Directors has determined that there are presently three “independent” directors, as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, each of whom also meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The directors whom the board has determined to be independent are Messrs. Bell, Harris, and Nesbit.

The Board of Directors has determined that at least two members of the board, Mr. McGill and Mr. Bell, qualify as an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Each of Mr. McGill and Mr. Bell’s relevant experience in this regard is detailed above, which includes past employment experience in finance and through various Director roles at public companies, including experience on the Audit Committee for other publicly traded companies. Mr. Bell is deemed to be independent of the Company. The Board of Directors has determined that each director is able to read and understand fundamental financial statements.

The Board of Directors recommends that shareholders vote “FOR” each nominee named above.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

Our Board of Directors has created a standing Compensation Committee and Audit Committee. Messrs. Nesbit and Bell serve on the Compensation Committee. Messrs. Bell and Harris serve on the Audit Committee. In the case of the Compensation Committee, Mr. Nesbit serves as chair, and in the case of the Audit Committee, Mr. Bell serves as chair. The Board of Directors has determined that at least one member of the Board’s Audit Committee, Mr. Bell, is an “audit committee financial expert” as that term is defined in Regulation S-K promulgated under the Securities Exchange Act of 1934. Mr. Bell’s relevant experience in this regard is detailed above. Messrs. Bell and Harris qualify as “independent” member of the board as described above. The Board of Directors has determined that each director serving on the Audit Committee is able to read and understand fundamental financial statements.

The Board of Directors has not created a separate committee for nomination or corporate governance. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors. Nevertheless, nominees to serve as directors on our Board of Directors are selected by those directors on our board who are independent.

Communications with Board Members

Our Board of Directors has provided the following process for shareholders and interested parties to send communications to our board and/or individual directors. All communications should be addressed to Creative Realities, Inc., 13100 Magisterial Drive, Ste. 100, Louisville, KY 40223, Attention: Corporate Secretary. Communications to individual directors may also be made to such director at our company’s address. All communications sent to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of the Company before being reviewed by the Board.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions) and directors. Our Code of Business Conduct and Ethics satisfies the requirements of Item 406(b) of Regulation S-K. Our Code of Business Conduct and Ethics is available, free of charge, upon written request to our Corporate Secretary at 13100 Magisterial Drive, Ste. 100, Louisville, KY 40223.

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for 2019 and 2018:

Name and Principal Position (a)	Years	Salary ($)	Bonus ($)(c)(f)	Stock Awards ($) (d)	Option Awards ($) (e)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Richard Mills	2019	330,000	150,000	77,668	-	-	9,481	567,149
Chief Executive Officer and Director	2018	330,000	-	413,332	-	-	5,775	749,107

Will Logan	2019	189,000	25,000	-	-	-	5,430	219,430
Chief Financial Officer	2018	156,000	-	-	76,410	-	3,510	235,920

John Walpuck Chief Operating Officer	2019 2018	212,000, including 18,000 for consulting (b)	-	-	-	-	-	212,000, including 18,000 for consulting (b)
		240,000	-	-	-	-	-	240,000

(a)	Mr. Mills joined the Company effective October 15, 2015. Effective March 13, 2019, the Board of Directors removed John Walpuck as Chief Operating Officer. Effective December 31, 2018, the Company entered into a separation agreement with Mr. Walpuck. Mr. Logan joined the Company effective November 2017.

(b)	Pursuant to the terms of Mr. Walpuck’s employment agreement, Mr. Walpuck received $194,000 in severance payments in even monthly installments through December 2019. Mr. Walpuck provided consulting services to the Company and was paid an additional $18,000 for such services in 2019.

(c)	On September 20, 2018, the Compensation Committee of the Board of Directors (1) adjusted the salary of Mr. Mills, CEO, to $330 annually, retroactive to January 1, 2018 and (2) granted 166,667 shares of common stock to Mr. Mills. The chart above reflects the fair value of the unrestricted shares which vested and received by Mr. Mills on the date the shares were formally issued, December 19, 2018 (133,333) and January 11, 2019 (33,334).

(d)	Represents the grant date fair value based on the Black-Scholes value determined as of September 20, 2018, the grant dates.

(e)

On January 28, 2019, the Board approved payment of a $25 bonus to Mr. Logan for his efforts related to the Company’s public offering completed in November 2018, including work related to the acquisition of Allure, uplisting to Nasdaq, conversion of debt and equity securities into common stock, and the completion of the capital raise.

(f)	On November 6, 2019, the Board approved payment of a $150 cash bonus to Mr. Mills for his significant contributions to the Company’s performance in 2018. $100 was paid during December 2019 and $50 was recorded in accrued expenses as of December 31, 2019 and paid in January 2020.

The material terms of employment agreements and payments to be made upon a change in control are discussed below.

Our named executive officers are eligible for retirement benefits on the same terms as non-executives under the Company’s defined contribution 401(k) retirement plan. Employees may contribute pretax compensation to the plan in accordance with current maximum contribution levels proscribed by the Internal Revenue Service. Beginning on April 1, 2018, the Company began contributing an employer contribution match of 50% of employee wages up to 6%, for an effective match of 3%.

Richard Mills Employment Agreement

We employ Richard Mills as our Chief Executive Officer. Mr. Mills’ employment agreement is effective for a two-year term, which automatically renews for additional one-year periods unless either we or Mr. Mills elects not to extend the term. The agreement provides for an initial annual base salary of $270 subject to annual increases but generally not subject to decreases. Mr. Mills’ current annual base salary is $330. Under the agreement, Mr. Mills is eligible to participate in performance-based cash bonus or equity award plans for our senior executives. Mr. Mills will participate in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements. In the event of a termination of employment for good reason, as defined, without cause, as defined, or within 12 months following a change in control, as defined, other than for reason of death, disability or for cause, any of which occur during the first year of Mr. Mills’ employment, Mr. Mills will be entitled to receive a severance payment equal to six months of his base salary. After the one-year anniversary of his employment (the current term of Mr. Mills’ employment is beyond the one-year anniversary), the severance amount increases to 12 months of then-current base salary. The agreement provides that any severance payments would be paid in installments over the course of the severance. The agreement contains certain non-solicitation and non-competition provisions that continue after employment for a period of one year. The agreement also contains other customary restrictive and other covenants relating to the confidentiality of information, the ownership of inventions and other matters.

Will Logan Employment Arrangement

Will Logan, the Company’s Chief Financial Officer, has an employment arrangement with the Company pursuant to which, during fiscal 2019, he received an annual base salary of $189 and a performance bonus of $25. Mr. Logan participates in our employee benefit plans, policies, programs, perquisites and arrangements to the extent he meets applicable eligibility requirements, and also received the stock options discussed under “Outstanding Equity Awards at Fiscal Year-End” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock options and restricted stock awards held by our named executive officers as of December 31, 2019:

	Option Awards (a)						Stock Awards
	Number of		Number of Securities				Number	Market value
	Securities		Underlying				of shares	of shares
	Underlying		Unexercised				or units of	or units of
	Unexercised		Options		Option		stock	stock
	Options		(#)		Exercise	Option	that has	that have
	(#)		Non-		Price	Expiration	not vested	not vested
Name	Exercisable		Exercisable		($)	Date	(#)	($)
Richard Mills	-		-		-	-	-	-

Will Logan	9,584	(a)	9,584	(a)	$8.70	11/6/2027	-	-
	4,167	(b)	12,500	(b)	$7.50	9/20/2028	-	-

(a)	This stock option becomes exercisable to the extent of 25 percent of the shares purchasable thereunder on November 6, 2018, with additional increments of 25 percent becoming exercisable annually thereafter.

(b)	This stock option becomes exercisable to the extent of 25 percent of the shares purchasable thereunder on September 20, 2019, with additional increments of 25 percent becoming exercisable annually thereafter.

Director Compensation

On March 13, 2019, the Company’s Board of Directors approved a plan to compensate non-officer directors for their service to the Company in the amount of $25 per year, beginning April 1, 2019, to be issued in either cash or restricted stock vesting immediately upon issuance. Shares of restricted stock are to be issued quarterly in arrears for service the preceding quarter for a value of $6 per director, with the number of shares issued based on the most recent close price of the Company’s common stock.

During 2019, non-employee directors were issued a total of 31,760 shares. Non-employee directors received no compensation during 2018. The table below sets forth the compensation paid to our non-employee directors during 2019:

Director Compensation
Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)		Option awards ($) (d)		Non-equity incentive plan compensation ($) (e)	Nonqualified deferred compensation earnings ($) (f)	All other compensation ($) (g)		Total ($) (h)
Dennis McGill	–	-		29,758	(3)	–	–	5,000	(4)	34,758
David Bell	–	12,500	(2)	–		–	–	–		12,500
Donald A. Harris	–	12,500	(2)	–		–	–	–		12,500
Joseph Manko(5)	–	12,500	(2)	–		–	–	–		12,500
Stephen Nesbit	–	12,500	(2)	–		–	–	–		12,500
Alec Machiels(1)		12,500	(2)							12,500

(1)	Mr. Machiels resigned from the Board of Directors effective November 8, 2019.

(2)	Each director was awarded shares for his service having an aggregate value of $6,250 on a quarterly basis in arrears commencing in the third quarter of 2019 for services completed in the second quarter of 2019.

(3)	Mr. McGill was granted the option to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.88 per share. The options vest in three equal annual installments beginning on the one-year anniversary of the issuance, November 7, 2020.

(4)	Under a Consulting Agreement (described below), Mr. McGill receives compensation of $5,000 per month.

(5)	Mr. Manko resigned from the Board of Directors effective March 15, 2020.

Consulting Agreement

On November 7, 2019, the Company and Dennis McGill executed a Consulting Agreement (the “Consulting Agreement”). The term of the Consulting Agreement is one year, and it automatically renews for successive one-year periods. Either party may terminate the Consulting Agreement at any time upon 30 days’ written notice. Under the Consulting Agreement, Mr. McGill will receive compensation of $5 per month in cash in exchange for general business and strategy consulting services to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED SHAREHOLDER MATTERS

The following table sets forth the number of common shares, and percentage of outstanding common shares, beneficially owned as of March 26, 2020, by:

●	each person known by us to be the beneficial owner of more than five percent of our outstanding common stock

●	each current director

●	each executive officer of the Company and other persons identified as a named executive in this Annual Report on Form 10-K, and

●	all current executive officers and directors as a group.

Unless otherwise indicated, the address of each of the following persons is 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

Name and Address	Common Shares Beneficially Owned (1)	Percentage of Common Shares (1)
Slipstream Funding, LLC (2) c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	952,365	8.86%
Slipstream Communications, LLC (3) c/o Pegasus Capital Advisors, L.P. 99 River Road Cos Cob, CT 06807	6,322,848	39.23%
Horton Capital Partners Fund, L.P. (4)	868,240	8.14%
Joseph Manko (5)	879,397	8.24%
Stephen Nesbit (6)	11,157	*
Donald A. Harris (7)	121,144	1.22%
Dennis McGill (8)	4,805	*
David Bell (9)	11,157	*
Richard Mills (10)	765,833	7.27%
Will Logan (11)	19,818	*
All current executive officers and directors as a group (12)	933,914	8.70%

*	less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares of the Company. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage of Common Shares” column of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such column may exceed 100%.

(2)	Investment and voting power over shares held by Slipstream Funding, LLC is held by Slipstream Communications, LLC, its sole member, and may deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. See table footnote 3 for further information regarding Slipstream Communications, LLC.

(3)	Investment and voting power over shares held by Slipstream Communications, LLC may be deemed to be directly or indirectly controlled by Craig Cogut, Chairman and Chief Executive Officer of Pegasus Capital Advisors, LLC. Slipstream Communications, LLC (“Slipstream Communications”) is the sole member of Slipstream Funding, LLC (“Slipstream Funding”). BCOM Holdings, LP (“BCOM Holdings”) is the managing member of Slipstream Communications. BCOM GP LLC (“BCOM GP”) is the general partner of BCOM Holdings. Business Services Holdings, LLC (“Business Services Holdings”) is the sole member of BCOM GP. PP IV BSH, LLC (“PP IV BSH”), Pegasus Investors IV, L.P. (“Pegasus Investors”) and Pegasus Partners IV (AIV), L.P. (“Pegasus Partners (AIV)”) are the members of Business Services Holdings. Pegasus Partners IV, L.P. (“Pegasus Partners”) is the sole member of PP IV BSH. Pegasus Investors IV, L.P. (“Pegasus Investors”) is the general partner of each of Pegasus Partners (AIV) and Pegasus Partners and Pegasus Investors IV GP, L.L.C. (“Pegasus Investors GP”) is the general partner of Pegasus Investors. Pegasus Investors GP is wholly owned by Pegasus Capital, LLC (“Pegasus Capital”). Pegasus Capital may be deemed to be directly or indirectly controlled by Craig Cogut. The share figure includes the 952,365 shares of common stock issued to and held by Slipstream Funding, LLC in connection with the merger transaction with Creative Realities, LLC. Share figure also includes 2,143,539 common shares purchasable upon exercise of outstanding warrants issued to and held by Slipstream Communications, LLC.

(4)	Investment and voting power over shares held by Horton Capital Partners Fund, L.P. (“HCPF”) may be deemed to be directly or indirectly controlled by Joseph M. Manko, Jr. The share figure includes 238,979 common shares purchasable upon exercise of outstanding warrants. The warrants to purchase shares held by HCPF contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

(5)	Mr. Manko is a former director of the Company. Includes shares that Mr. Manko may be deemed to beneficially own that are held by HCPF described in footnote 4. Mr. Manko disclaims beneficial ownership of such shares.

(6)	Mr. Nesbit is a director of the Company.

(7)	Mr. Harris is a director of the Company. Share figure includes 23,119 shares purchasable upon the exercise of outstanding warrants.

(8)	Mr. McGill is a director of the Company and Chairman of the Board.

(9)	Mr. Bell is a director of the Company.

(10)	Mr. Mills is a director of the Company and Chief Executive Officer. Includes 756,904 common shares and 8,929 common shares purchasable upon exercise of outstanding warrants, each held by RFK Communications, LLC. The warrants to purchase shares held by RFK Communications, LLC contain “blocker” provisions that limits its ability to exercise such warrants to the extent that such exercise would cause the shareholder’s beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding. The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions.

(11)	Mr. Logan is the Chief Financial Officer of the Company.

(12)	Includes Messrs. McGill, Mills, Bell, Harris, Nesbit and Logan.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below sets forth certain information, as of the close of business on December 31, 2019, regarding equity compensation plans (including individual compensation arrangements) under which our securities were then authorized for issuance.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (excluding securities reflected in column a)
Equity compensation plans approved by stockholders	None	(1)	N/A	None
Equity compensation plans not approved by stockholders	313,860	(1)	$8.06	17,698,326	(2)

(1)	All shares reflected in the table are issuable upon exercise of outstanding stock options issued under the 2006 Amended and Restated Equity Incentive Plan or the 2014 Stock Incentive Plan.

(2)	Reflects number of securities remaining available for issuance under the 2014 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Slipstream Financings

On August 17, 2016, we entered into a Loan and Security Agreement with Slipstream Communications, LLC (“Slipstream”), and obtained a $3,000 term loan, with interest thereon at 8% per annum. The term loan contains certain customary restrictions including, but not limited to, restrictions on mergers and consolidations with other entities, cancellation of any debt or incurring new debt (subject to certain exceptions), and other customary restrictions.

On December 30, 2019, we entered into the Special Loan as part of the Seventh Amendment under which we obtained $2,000, with interest thereon at 8% per annum payable 6% in cash and 2% via the issuance of SLPIK interest, provided however that upon occurrence of an event of default the interest rate shall automatically be increased by 6% per annum payable in cash. The entry into the Seventh Amendment adjusted the interest rate on the Company’s Term Loan and Revolving Loan to 8% per annum, provided, however, at all times when the aggregate outstanding principal amount of the Term Loan and the Revolving Loan exceeds $4,100 then the Loan Rate shall be 10%, of which eight percent 8% shall be payable in cash and 2% shall be paid by the issuance of and treated as additional PIK.

Upon the earlier to occur of an Event of Default and October 1, 2020, if any of the principal amount of the Special Loan is then outstanding, the principal and accrued but unpaid interest of the Special Loan and the outstanding SLPIK shall be automatically converted into shares of a new series of Senior Convertible Preferred Stock of CRI ("New Preferred") having an Appraised Value equal to three times the then outstanding principal amount and accrued but unpaid interest of the Special Loan and the outstanding SLPIK and having the following terms and conditions, as reasonably determined by CRI and the Lender, the New Preferred shall:

●	be the most senior equity security of CRI, including with respect to the payment of dividends and other distributions;

●	be on substantially the same terms and conditions as CRI’s Series A-1 6% Convertible Preferred Stock as set forth in its Certificate of Designation immediately before the same was cancelled pursuant to a Certificate of Cancellation dated as of March 13, 2019;

●	not be subject to a right of redemption upon the part of a holder thereof;

●	accrue and pay quarterly dividends at the rate of twelve percent (12%) per annum which shall be payable in cash;

●	have a Stated Value that is an amount mutually agreed by CRI and the Lender at the time of issuance;

●	Conversion Price shall be an amount equal to 80% of the average for the 30-day period ending two days prior to the required conversion date of the daily average of the range of CRI's common stock (calculated pursuant to information on The Wall Street Journal Online Edition), subject to appropriate adjustments; and

●	neither section 6(e) of the Series A-1 Certificate of Designation nor any similar provision shall apply to the New Preferred.

On November 6, 2019, Slipstream extended the maturity date of our term loan and revolver loan to June 30, 2021 through the Sixth Amendment to the Loan and Security Agreement, aligning the maturity date of our term loan and revolver loan with the Secured Disbursed Escrow Promissory Note.

33 Degrees

On August 14, 2018, we entered into a payment agreement with 33 Degrees Convenience Connect, Inc., a related party that is approximately 17.5% owned by a member of our senior management (“33 Degrees”), outlining terms for repayment of $2,567 of aged accounts receivable as of that date. The payment agreement stipulated a simple interest rate of 12% on aged accounts receivable to be paid on the tenth day of each month through the maturity date of December 31, 2019. As of December 31, 2019, 33 Degrees paid the note in full and had a remaining outstanding accounts receivable balance of $1 in the Consolidated Financial Statements. 33 Degrees has continued to purchase additional hardware and services from the Company on a prepaid basis.

For the years ended December 31, 2019 and 2018, we had sales of $1,103 (3.5% of consolidated revenue) and $1,566 (6.9% of consolidated revenue), respectively, with 33 Degrees. Accounts receivable due from 33 Degrees was $1, or 0.0%, and $1,933, or 30.0% of consolidated accounts receivable at December 31, 2019 and December 31, 2018, respectively.

Each of the foregoing transactions were approved by our Board of Directors after full disclosure of any conflicts of interest. Any directors that had a conflicting interest in the transactions abstained from approving such matter.

Independence

The Company does not have a standing nominating committee. Instead, the entire Board of Directors shares the responsibility of identifying potential director-nominees to serve on the Board of Directors. The Board believes the engagement of all directors in this function is important at this time in the Company’s development in light of the Company’s recent acquisition activities.

The Board of Directors has determined that there are presently three “independent” directors as such term is defined in Section 5605(a)(2) of the Nasdaq listing rules, each of whom also meets the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The directors whom the board has determined to be independent are Messrs. Bell, Harris, and Nesbit.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. The shareholders are being asked to ratify such appointment. Should the shareholders not ratify such appointment, the Audit Committee will consider selecting another firm of independent public accountants. Representatives of Deloitte & Touche LLP are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

(All currency is rounded to the nearest thousands, except share and per share amounts.)

Dismissal of Independent Registered Public Accounting Firm.

On November 6, 2019, Creative Realities, Inc. (the “Company”) dismissed EisnerAmper LLP (“Eisner”) as the Company’s independent registered public accounting firm in connection with auditing the Company’s financial statements commencing fiscal year 2020. The dismissal of Eisner was approved by the Company’s Audit Committee and Board of Directors.

The reports of Eisner on the Company’s audited consolidated financial statements for the two most recent fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years ended December 31, 2019 and December 31, 2018, including during the subsequent interim period preceding Eisner’s resignation, there were no: (i) disagreements with Eisner on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Eisner would have caused Eisner to make reference to the subject matter of the disagreements in connection with its reports, and (ii) reportable events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

The Company provided Eisner with a copy of the Current Report on Form 8-K prior to its filing with the Securities and Exchange Commission (“SEC”) on November 13, 2019, and requested that Eisner furnish the Company with a letter addressed to the SEC stating whether or not Eisner agrees with the above statements. A copy of the letter from Eisner dated November 13, 2019 is filed with such Current Report on Form 8-K as Exhibit 16.1.

Engagement of New Independent Registered Public Accounting Firm.

Concurrent with the decision to dismiss Eisner as the Company’s independent registered public accounting firm, the Company’s Audit Committee and the Board of Directors approved the engagement of Deloitte & Touche LLP as the Company’s new independent registered public accounting firm to audit the Company’s financial statements commencing fiscal year 2020, subject to completion of customary client acceptance procedures by Deloitte & Touche LLP, which have been completed.

The Company paid no fees for audit or other services provided by Deloitte for 2019 and 2018. Fees for tax services were provided by Ernst & Young, LLP beginning in the second quarter of 2018 and were provided by Eichen & Dimeglio, CPAs, PC in the first quarter of 2018. The following table presents fees for audit and other services provided by Eisner for 2019 and 2018:

	2019	2018

Audit fees (a)	$210	$254
Audit related fees (b)	-	-
Tax fees (c)	-	-

	$210	$254

(a)	Audit fees for 2019 and 2018 relate to professional services provided in connection with the audit of our consolidated financial statements, the reviews of our quarterly condensed consolidated financial statements, services provided in connection with filing Form S-1 and audit services provided in connection with other regulatory filings.

(b)	There were no audit-related fees.

(c)	There were no tax fees to Eisner. Tax fees to other service providers consisted of the aggregate fees billed for tax compliance, tax advice, and tax planning of $32 and $55 for 2019 and 2018, respectively.

Our Board of Directors pre-approved the audit services rendered by Eisner during 2019 and 2018 and concluded that such services were compatible with maintaining the auditor’s independence.

Pre-Approval Policies and Procedures of Audit Committee

All services provided by our independent registered public accounting firm, Deloitte & Touche LLP, are subject to pre-approval by our Audit Committee. The Audit Committee has authorized each of its members to approve services by our independent registered public accounting firm in the event there is a need for such approval prior to the next full Audit Committee meeting. Any interim approval given by an Audit Committee member must be reported to the Audit Committee no later than its next scheduled meeting. Before granting any approval, the Audit Committee (or a committee member if applicable) gives due consideration to whether approval of the proposed service will have a detrimental impact on the independence of our independent registered public accounting firm. The Audit Committee pre-approved all services provided by Deloitte & Touche LLP during 2019 and 2018.

The Board of Directors recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2020.

FORM 10-K

A COPY OF THE COMPANY’S FORM 10-K ANNUAL REPORT, AND ANY AMENDMENTS THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 (WITHOUT EXHIBITS), ACCOMPANIES THIS NOTICE OF MEETING AND PROXY STATEMENT. NO PART OF THE ANNUAL REPORT IS INCORPORATED HEREIN AND NO PART THEREOF IS TO BE CONSIDERED PROXY SOLICITING MATERIAL. THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY’S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO THE COMPANY’S SECRETARY AT 13100 Magisterial Drive, Suite 100, Louisville, Kentucky 40223.

OTHER MATTERS

The Board of Directors and management know of no other matters that will be presented for consideration at the annual meeting. However, because it is possible that matters of which the Board of Directors and management are not now aware may come before the meeting or any adjournment of the meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.

By order of the Board of Directors:

/s/ Richard Mills
Chief Executive Officer and Director

Louisville, Kentucky
March 27, 2020

CREATIVE REALITIES, INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
May 7, 2020
9:00 A.M. EDT

13100 Magisterial Drive, Suite 100
Louisville, KY 40223

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of Creative Realities, Inc., hereby appoints Richard Mills and Will Logan, and each of them, as proxies, with full power of substitution and re-substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote at the annual meeting of shareholders of the company to be held at 13100 Magisterial Drive, Suite 100, Louisville, KY 40223, on May 7, 2020, at 9:00 A.M., and at any and all adjournments thereof.

PROPOSALS: The Board of Directors recommends a vote FOR Proposals One and Two.

Proposal 1. To elect five members to the Board of Directors:	01 - Dennis McGill 02 - David Bell 03 - Donald A. Harris 04 - Richard Mills 05 - Stephen Nesbit	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.
Proposal 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.	☐ FOR	☐ AGAINST	☐ ABSTAIN

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the Notice and Proxy Statement relating to the annual meeting of shareholders. When properly executed, this proxy will be voted on the proposal set forth herein as directed by the shareholder. The undersigned authorizes the proxies to vote in their discretion upon such other business as may properly come before the meeting.

Dated: ______________________

x

x

Instructions: Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, or in some other fiduciary capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer(s). If a partnership, please sign in partnership name by authorized person(s).